NEWS RELEASE

FOR IMMEDIATE RELEASE

May 7, 2007

CAPITOL FEDERAL FINANCIAL

REPORTS SECOND QUARTER 2007 RESULTS

Topeka, KS - Capitol Federal Financial (NASDAQ: CFFN) (the "Company") announced results today for the quarter ended March 31, 2007. Detailed results of the quarter are available in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which will be filed today and posted on our website, http://ir.capfed.com/sec.cfm. Highlights for the quarter include:

  net income of $8.5 million,
  diluted earnings per share of $0.12, and
  efficiency ratio of 58.9%.

On April 24, 2007, the board of directors declared a $0.50 per share dividend to stockholders of record as of May 4, 2007, payable on May 18, 2007.

Results of Operations for the Quarter Ended March 31, 2007

Net income for the quarter ending March 31, 2007 was $8.5 million compared to $13.6 million for the same period in the prior fiscal year. The $5.1 million decrease in net income was primarily a result of an increase in interest expense on deposits of $7.3 million, which was partially offset by an increase of $2.6 million in interest and dividend income.

Total interest and dividend income for the quarter was $104.6 million compared to $102.0 million for the prior year quarter. The $2.6 million increase was primarily a result of an increase in interest income on investment securities and cash and cash equivalents, partially offset by a decrease in interest income on loans receivable and mortgage-related securities.

Interest expense on deposits for the current quarter was $36.3 million compared to $29.0 million for the prior year quarter. The $7.3 million increase in interest expense was primarily a result of an increase in the average rate paid on the certificate of deposit and money market portfolios.

Results of Operations for the Six Months Ended March 31, 2007

For the six months ended March 31, 2007, the Company recognized net income of $18.7 million, compared to net income of $26.9 million for the six months ended March 31, 2006. The $8.2 million decrease in net income was primarily a result of an increase in interest expense on deposits of $15.5 million and an increase in other expenses of $2.1 million. The increase in expenses was partially offset by an increase in total interest and dividend income of $5.9 million and a decrease in income tax expense of $4.9 million as a result of a reduction in earnings.

Total interest and dividend income for the current six months was $209.7 million compared to $203.8 million for the six months ended March 31, 2006. The $5.9 million increase was primarily a result of an increase in interest income on investment securities and cash and cash equivalents, partially offset by a decrease in interest income on loans receivable and mortgage-related securities.

Interest expense on deposits for the current six months was $71.7 million compared to $56.2 million for the same period in the prior year. The $15.5 million increase in interest expense was primarily a result of an increase in the average rate paid on the certificate of deposit and money market portfolios.

Financial Condition as of March 31, 2007

Total assets decreased from $8.20 billion at September 30, 2006 to $8.10 billion at March 31, 2007. The $101.8 million decrease in assets was primarily attributed to a $481.3 million decrease in the mortgage-related securities portfolio, partially offset by a $343.9 million increase in the investment securities portfolio.

Total liabilities decreased from $7.34 billion at September 30, 2006 to $7.23 billion at March 31, 2007. The $109.2 million decrease in liabilities was due primarily to the maturity of a $200.0 million of FHLB advance that was not renewed, partially offset by an increase in deposits of $102.4 million, particularly in the checking and money market portfolios due to the timing of payroll deposits.

Stockholders’ equity increased $7.4 million to $870.6 million at March 31, 2007, from $863.2 million at September 30, 2006.

Management's Discussion of Dividends

We strive to enhance stockholder value while maintaining a strong capital position. We continue to provide returns to stockholders through our dividend payments. On April 24, 2007, the board of directors declared a dividend of $0.50 per share which will be paid on May 18, 2007 to stockholders of record on May 4, 2007. Due to Capitol Federal Savings Bank MHC's ("MHC") waiver of dividends, the dividend of $0.50 per share will be paid only on public shares. Our cash dividend payout policy is continually reviewed by management and the board of directors. Dividend payments depend upon a number of factors including the Company's financial condition, results of operations, regulatory capital requirements of Capitol Federal Savings Bank (the “Bank”), other regulatory limitations on the Bank's ability to make capital distributions to the Company and the continued waiver of dividends by MHC. Because the Company has a relatively unique corporate structure, the reporting of certain information under accounting principles generally accepted in the United States of America ("GAAP") is not necessarily reflective of the process considered by the board of directors in connection with its dividend policy. The earnings per share amounts in the following table are presented in accordance with GAAP. Included in the GAAP earnings per share calculations are the average shares held by MHC. It is expected that MHC will continue to waive future dividends except to the extent dividends are needed to fund its continuing operations.

The following is a reconciliation of the denominators of the basic and diluted earnings per share calculations.

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
(Dollars in thousands, except per share amounts)
Net income	$8,456	$13,587	$18,707	$26,900

Average common shares outstanding	72,760,899	72,596,424	72,692,770	72,623,113
Average committed ESOP shares outstanding	50,970	50,970	25,482	25,482
Total basic average common shares outstanding	72,811,869	72,647,394	72,718,252	72,648,595

Effect of dilutive RRP shares	5,173	2,114	6,547	2,775
Effect of dilutive stock options	138,109	273,367	169,829	295,837

Total diluted average common shares outstanding	72,955,151	72,922,875	72,894,628	72,947,207

Net earnings per share:
Basic	$0.12	$0.19	$0.26	$0.37
Diluted	$0.12	$0.19	$0.26	$0.37

Because of the waiver of dividends by MHC, the inclusion of shares held by MHC understates earnings available to be paid out through dividends to public stockholders of CFFN stock. The following table is presented to provide a better understanding of the information the Board of Directors reviews when considering the amount of dividends to declare. The table presents basic and diluted earnings per share, excluding shares held by MHC from the earnings per share calculation. The following information is not presented in accordance with GAAP.

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
	(Dollars in thousands, except per share amounts)

Net income	$8,456	$13,587	$18,707	$26,900

Basic average common shares outstanding	72,811,869	72,647,394	72,718,252	72,648,595
Average shares held by MHC	(52,192,817)	(52,192,817)	(52,192,817)	(52,192,817)
Total adjusted basic average shares
held by public stockholders	20,619,052	20,454,577	20,525,435	20,455,778

Effect of dilutive RRP shares	5,173	2,114	6,547	2,775
Effect of dilutive stock options	138,109	273,367	169,829	295,837
Total adjusted diluted average shares
held by public stockholders	20,762,334	20,730,058	20,701,811	20,754,390

Net earnings per share, available
to public stockholders:
Basic	$0.41	$0.67	$0.91	$1.32
Diluted	$0.41	$0.66	$0.91	$1.30

The following table shows the number of shares eligible to receive dividends at March 31, 2007. The unvested shares in the ESOP receive dividends that are recorded through compensation expense. MHC has waived its right to dividends.

Total voting shares outstanding at September 30, 2006	74,031,930
Treasury stock acquisitions	(38,345)
RRP grants, net	4,600
Options exercised, net	271,909
Total voting shares outstanding at March 31, 2007	74,270,094
Unvested shares in ESOP	(1,411,470)
Shares held by MHC	(52,192,817)
Total public shares March 31, 2007	20,665,807

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank. Capitol Federal Savings Bank has 38 branch locations in Kansas, 9 of which are in-store branches. Capitol Federal Savings Bank employs 668 full time equivalent employees in the operation of its business and is one of the largest residential lenders in the State of Kansas.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area,  the future earnings and capital levels of Capitol Federal Savings Bank which could affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:
Jim Wempe	Kent Townsend
Vice President, Investor Relations	Executive Vice President, Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com